EXHIBIT 10.1
                                                ------------



February 24, 2000


Mr. William P. Hobgood
4868 West Boulevard Court
Naples, FL 34103


Dear Bill:

     It is with great pleasure that I can confirm the decision to offer you continued employment with United Air Lines, Inc. This offer of continued employment is effective March 1, 2000 ("Effective Date") and supercedes and voids all agreements you have with United Air Lines, Inc. and UAL Corporation (together "United") including that Letter Agreement dated February 27, 1997, the Agreement dated March 1, 1997, and the Letter Agreement dated November 6, 1998.

     The continued offer of employment is made on the following terms:

POSITION

Senior Vice President - People

TERM AND STATUS

The term of your continued employment is effective March 1, 2000 and ends February 28, 2007 ("Term"). During the Term your employment status shall be as follows:

     March 1, 2000 to September 1, 2001        Full-time status
     September 1, 2001 to March 1, 2004        Part-time
                                               status with an
                                               established
                                               schedule of an
                                               average of
                                               three days a
                                               week "on-site"
                                               and available
                                               for
                                               consultation at
                                               other times as
                                               needed.
     March 1, 2004 through February 28, 2007   On-call status




BASE SALARY

Your annual base salary shall be $212,160 from the Effective Date to April 13, 2000. Effective April 13, 2000, your base salary shall be increased to $300,000. Effective April 1, 2001 your base salary shall be increased to $350,000 and shall remain in effect until March 1, 2004. United may increase your base salary at its discretion.

PERFORMANCE INCENTIVE PLAN ("PIP") PARTICIPATION

For the Program years 2000 through 2003, you will be eligible for incentive payments in accordance with the Program's terms at a target incentive rate of 55% of base salary. United, in its sole discretion, may include you in the Program for the Program year 2004 at a rate to be determined at that time.

NON-QUALIFIED STOCK OPTIONS/EQUITY COMPENSATION

Upon your acceptance of this offer you will return to United for cancellation all stock options granted to you prior to February 23, 2000 pursuant to that Letter Agreement between you and United dated February 27, 1997. You will be eligible for any grants of stock options or any other equity compensation for senior officers on or after the Effective Date through 2003.

EMPLOYEE BENEFITS

You will continue to participate in United's employee benefit plans and programs offered to senior officers pursuant to the terms of the employee benefit plans or programs. Nothing in this offer restricts United from terminating, amending, adding or replacing any employee benefit plan or program.

Additional Pension Plan Credit
------------------------------

On February 29, 2004, United will grant you three (3) additional Years of Participation at your then current annual base salary under the United Air Lines, Inc.
Management, Administrative and Public Contact Defined
Benefit Pension Plan and Supplemental Plan for purposes of calculating your pension benefit. The pension benefit attributable to the additional Years of Participation shall be paid from the Supplemental Plan.

Vacation/Holidays
-----------------

You will be entitled to four (4) weeks of vacation each year through 2003. You will not be entitled to take any vacation on or after March 1, 2004 and will not be entitled to payment for any accrued but unused vacation at that time. You will be entitled to all vacation days available to other senior officers up to March 1, 2004.


Automobile
----------

A leased automobile will be provided to you including insurance, maintenance and a telephone from the Effective
Date through February 29, 2004. The annual lease cost shall not exceed $7,500.

DEFERRED COMPENSATION

On the Effective Date, United shall create a bookkeeping account in your name to which it will credit $1 million. Each February, May, August and November ("Accounting Date") thereafter the account shall be credited with interest since the last preceding Accounting Date computed at the prime rate as reported in the Wall Street Journal for the current Accounting Date, or if such Accounting Date is not a business day, for the next preceding business day until payment commences. In addition, if you are employed on August 31, 2001, United shall credit to such account an additional $200,000. The amounts credited to your deferred compensation account shall be subject to FICA taxation on the date credited to the deferred compensation account by United.

On January 1, 2005, United shall commence payment of the Deferred Compensation account to you in twenty annual installments. The annual payment amount shall be determined by annuitizing the total amount in the deferred compensation account as of December 31, 2004 for a 20-year certain payout at the then prime rate but not less than 8%. United may, in its sole discretion, accelerate the payment of the deferred compensation account at any time after January 1, 2005.

In the event of your death prior to commencement of the deferred compensation account or prior to the time the entire account has been paid, payment shall be made to or continue to your designated beneficiary, if then surviving, or if not, to your contingent beneficiary, if then surviving, or if not, to your estate. After your death payment of your deferred compensation account shall commence, if it has not already done so, as soon as administratively possible to your designated beneficiary.
Your beneficiary designation must be made in writing and must be filed with the Director of Compensation.

SEVERANCE

In the event your employment is terminated for any reason other than due to your death or for "Cause", you shall be entitled to continuation of all benefits and payment of base salary and crediting of all deferred compensation through the end of the Term.

In the event your employment is terminated for Cause, base salary, PIP payments, stock or other equity grants, and employee benefits (other than those vested under the plans or by law) shall cease. Payment of the deferred compensation account shall not commence until January 1, 2005.

For purposes of this Letter "Cause" shall mean any of the following: (A) an act of willful misconduct or gross negligence in the performance of your material duties or obligations to United which (1) continues after written notice is received by you specifying the alleged failure in reasonable detail, and (2) is materially and demonstrably damaging to the relationships of United with its customers, suppliers, shareholders or employees, or (B) your conviction of a felony involving moral turpitude, or (C) a material act of dishonesty or breach of trust on your part resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of United.


MISCELLANEOUS

The Letter shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.

Any dispute or controversy arising under or in connection with the Letter shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American
Arbitration Association the in effect. You agree to arbitration in Chicago, Illinois, agree that judgement may be entered in the courts of the State of Illinois on any such arbitration award, agree to the jurisdiction of the courts of Illinois, both state and federal, for the enforcement of any such arbitration award and agree not to disturb such choice of forum.

Bill, we are pleased to be able to continue our relationship. If you have any questions about this material, please call Fed Farkas or me.


                                        Sincerely,

                                        /s/ James E. Goodwin
                                        --------------------
                                        James E. Goodwin
                                        Chairman and Chief
                                        Executive Officer


Agreed and accepted this 10 day
of March, 2000.


/s/ William P. Hobgood
----------------------
William P. Hobgood